Exhibit 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Plan Administrator

Firstbank Corporation 401(k) Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-95427) on Form S-8 of Firstbank Corporation, of our report dated June 21, 2010, with respect to the statements of net assets available for benefits of Firstbank Corporation 401(k) Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2009 supplemental schedule of assets (held at end of year), which report appears in the December 31, 2009 annual report on Form 11-K of Firstbank Corporation 401(k) Plan.

                                                                                    /s/ Rehmann Robson

Saginaw, Michigan

June 21, 2010